Exhibit 99.1

Guerrilla RF Reports Third Quarter 2024 Results and

Gross Margin Expansion

● Record revenue for a third quarter of $4.5 million, 34.4% increase over prior year period

● Gross Margin expands 956 basis points over prior year period to 65.3%

● Closed on $22 million private placement, strengthening financial condition

● Reduced outstanding primary loan facility to $4.5 million at quarter end

GREENSBORO, NC — November 14, 2024 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art RF and microwave semiconductors, today announced results for the quarter ended September 30, 2024.

“We continued to execute on our growth plans during the quarter by releasing new products into production. We released five new GaN products and four other products into production during Q3 2024, as the total number of new products released during 2024 increased to 23. This compares favorably to the total of new products we released in the 2023 (12) and the 2022 (18) calendar years. By releasing an increasing number of products already this year, we believe we are laying the foundation for sustained revenue growth,” said Ryan Pratt, Founder and CEO. “Guerrilla RF also received the Electronic Industry Awards’ “Highly Commended” award, recognizing five of our parts for exceptional performance in the Automotive Product of the Year category.

“Additionally, we achieved record revenue of $4.5 million compared with previous third quarters, which are historically our softest quarters, while further improving our gross profit margin and maintaining cost discipline. Strong 5G deliveries more than compensated for soft order flow from our Automotive customers,” added Pratt. “Looking ahead, based on our year-to-date revenue of $15.7 million, we expect to generate 2024 revenue at the lower end of our guidance range of $20.0 million to $25.0 million. As we continue to invest heavily in R&D to position the Company for accelerated revenue growth, we also expect quarterly Adjusted EBITDA (a non-GAAP measure) to hold steady for the next few quarters at around a $1.8 million loss, the amount we generated for the third quarter 2024.”

Third Quarter Highlights

●

Revenue increased 34.4% to $4.5 million as compared to $3.4 million in the year ago quarter, primarily due to higher demand for our Wireless Infrastructure products (up 277% compared to the prior year period).

●	Other products contributed to growth, including our Catalogue products and our Wireless Audio products (up 90% and 300%, respectively from the year ago period).

●	The Company experienced significant growth in international sales (up 183% compared to the prior year period).

●	Gross profit expanded 956 basis points to 65.3% of revenues as compared to 55.7% for the prior year period.

●

Contribution margin of 77.2% increased 590 basis points from 71.3% in the year ago quarter, as a result of changes in product mix and a shift to higher margin Wireless Infrastructure products. Over these same periods, overhead spending remained at $0.5 million, and as a percentage of sales it decreased significantly from 15.7% to 11.9% in the current quarter.

●

Operating loss was $2.6 million as compared to $3.7 million for the year ago quarter. This decrease in operating loss was primarily due to higher revenues and gross profits which grew at a significant pace while total operating expenses remained constant at $5.6 million compared to the year ago quarter. Relative to total revenue, operating expenses decreased as a percentage (121% in the current quarter vs. 166% in the year ago quarter). R&D costs decreased 10% when compared to the year ago quarter. Sales and marketing increased 21%, while administrative costs were reduced by 5% compared to the year ago quarter.

●	Net loss per share was $0.71 and $0.62 for the third quarter of fiscal 2024 and 2023, respectively.

●	Significantly reduced outstanding primary loan facility to $4.5 million from $12.0 million while extending the maturity to December 31, 2028, and reducing the interest rate.

●	Net cash used in operating activities narrowed to $1.8 million as compared to $2.2 million in the year ago quarter.

●

Interest expense decreased $0.2 million to $0.5 million for the current quarter, compared to $0.7 million for the year ago quarter. The decrease was attributable to the amendment and paydown of two debt facilities. On August 5, 2024, the Company paid down its primary loan facility by $7.5 million leaving a remaining balance of $4.5 million. This resulted in a $1.5 million charge related to debt extinguishment. Additionally, the Company utilized less of its asset-based loan, during the current quarter. As of the quarter end, the amount drawn under the asset-based loan facility was $0.5 million compared to $1.0 million at September 30, 2023.

●	Adjusted EBITDA (a non-GAAP measure) was a loss of $1.7 million for the current quarter as compared to an Adjusted EBITDA loss of $3.1 million for the year ago quarter.

●	Product backlog (a non-GAAP measure) was $5.4 million at the end of the current quarter as compared to $6.0 million at the end of the year ago quarter.

●	Automotive Market product sales continued to be soft during the current quarter, declining to 24.6% of total revenue for the quarter as compared to 50.5% of total revenue for the year ago quarter.

●	Wireless Infrastructure product sales grew to 28.8% of total revenue for the current quarter, compared to 10.7% of total revenue for the year ago quarter.

●	Released a total of nine new products into production during the current quarter (including 5 new GaN products), bringing the total number of new products released in 2024 to 23.

●

The Company recorded a charge of $2.6 million for the current quarter remeasurement of its warrant liabilities. Both historical and warrants issued during the current quarter were accounted for as a liability at quarter end.

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Profit & Loss	Three Months Ended September 30,
(Unaudited)	2024	2023
Product revenue	$4,523,620	$3,354,879
Royalties and non-recurring engineering	80	11,032
Total	4,523,700	3,365,911

Direct product cost	1,571,182	1,490,779

Gross Profit	2,952,518	1,875,132

Operating Expenses:
Research and development	2,506,554	2,775,430
Sales and marketing	1,749,497	1,445,790
General and administrative	1,306,268	1,381,119
Total Operating Expenses	5,562,319	5,602,339

Operating Loss	(2,609,801)	(3,727,207)

Interest income	63,873	-
Interest expense	(501,163)	(731,618)
Loss on debt extinguishment	(1,523,221)	-
Change in fair value of warrant liabilities	(2,623,608)	-
Change in fair value of derivative liabilities	-	(47,400)
Other income (expense)	(7,645)	25,277
Total other income (expenses), net	(4,591,764)	(753,741)
Net Loss	$(7,201,565)	$(4,480,948)

Net loss per share - basic and diluted	$(0.71)	$(0.62)

Balance Sheet	(Unaudited)	(Audited)
	September 30, 2024	December 31, 2023
Assets
Cash	$11,277,741	$781,318
Accounts receivable, net	1,822,514	2,079,111
Inventories	1,916,510	1,533,592
Prepaid expenses	214,027	458,313
Total Current Assets	15,230,792	4,852,334

Prepaid expenses and other	78,751	-
Intangible Assets, net	355,829	-
Operating ROU Assets	9,627,914	10,500,620
Property, Plant, and Equipment, net	2,869,845	3,659,084
Total Assets	$28,163,131	$19,012,038

Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Accounts payable and accrued expenses	$2,004,855	$2,099,537
Short-term debt	855,305	1,628,667
Derivative liabilities	-	158,000
Warrant liabilities	6,946,522	-
Operating lease, current portion	657,978	745,969
Finance lease, current portion	800,091	978,543
Convertible notes	-	78,905
Convertible notes - related parties	-	700,189
Notes payable, current portion	-	10,948,668
Total Current Liabilities	11,264,751	17,338,478

Long-term debt	493,214	698,600
Operating lease	5,694,467	6,176,508
Finance lease	1,045,966	1,593,979
Notes payable	4,500,000	-
Total Liabilities	22,998,398	25,807,565

Commitments and Contingencies

Series A convertible preferred stock	$20,033,555	$-

Preferred stock	-	-
Common stock	1,021	789
Additional paid in capital	40,500,327	36,243,146
Accumulated deficit	(55,370,170)	(43,039,462)
Total Stockholders' Deficit	(14,868,822)	(6,795,527)
Total Liabilities, Redeemable Preferred Stock and Stockholders' Deficit	$28,163,131	$19,012,038

Statement of Cashflow
(Unaudited)	Three Months Ended September 30,
	2024	2023
Cash flows from operating activities
Net loss	$(7,201,565)	$(4,480,948)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	381,380	307,155
Share-based compensation	510,356	284,633
Non-cash interest expense related to debt financing	32,003	94,642
Accretion of notes payables	87,696	248,688
Impairment on property plant and equipment and operating lease	-	105,055
Change in fair value of warrant liabilities	2,623,608	-
Change in fair value of derivative liabilities	-	47,400
Loss on extinguishment of debt	1,511,649	-
Changes in assets and liabilities:		-
Accounts receivable	321,240	443,618
Inventories	(253,283)	(125,737)
Prepaid expenses	117,637	497,993
Accounts payable and accrued expenses	(59,416)	149,057
Operating lease liability	117,377	200,454
Net cash used in operating activities	(1,811,318)	(2,227,990)

Cash flows from investing activities
Purchases of property, plant, and equipment	(175,824)	(26,610)
Purchases of intangible assets	(10,500)	-
Net cash used in investing activities	(186,324)	(26,610)

Cash flows from financing activities
Proceeds from stock options exercised	-	-
Proceeds from notes payable, derivative liabilities and factoring agreement	2,494,066	4,508,837
Principal payments of notes payable and recourse factoring agreement	(10,975,321)	(2,827,825)
Proceeds from equity financing, net	21,596,955	1,685,226
Principal payments on finance lease	(246,074)	(267,499)
Repayment of finance insurance premiums	(235,628)	(142,423)
Payment of deferred offering costs	-	(62,811)
Net cash provided by financing activities	12,633,998	2,893,505

Net increase (decrease) cash	10,636,356	638,905

Cash, beginning of period	641,385	238,006
Cash, end of period	$11,277,741	$876,911

Noncash investing and financing transactions:
Reclassification of historical warrants	2,759,514	-
Modifications on finance leases	-	360,123
Property and equipment additions included in accounts payable	24,200	2,000

Backlog, EBITDA and Adjusted EBITDA Reconciliation

References to “product backlog” means the amount of product sales that have been committed to by customers, but have not yet been completed, shipped, or invoiced.  The Company's product backlog can be materially impacted by supply chain constraints, a shift in customer ordering patterns whereby customers place orders in anticipation of extended product delivery lead times, or other customer order delivery request modifications.  Furthermore, because the Company partners closely with a number of its customers to produce high-performance, quality components that are often designed into customers’ end products, immediate substitution of the Company’s products is neither typically desired by customers nor necessarily feasible.  As such, the Company has not historically experienced significant order cancellations, and the Company does not expect significant order cancellations in the future.  The Company closely monitors product backlog and its potential impact on the Company’s financial performance.

References to “EBITDA” mean net loss, before considering interest income and expense, provision for income taxes, depreciation and amortization. References to “Adjusted EBITDA” excludes irregular or non-recurring items and are not directly related to the Company’s core operating performance. EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP. Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other U.S. GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with U.S. GAAP. A reconciliation of non-U.S. GAAP EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP measure in accordance with SEC Regulation G follows:

Adjusted EBITDA Reconciliation
(Unaudited)	Q3 2024	Q3 2023
Net Loss	(7,201,565)	(4,480,948)
Interest income	(63,873)	-
Interest expense	501,163	731,618
Depreciation and amortization	381,380	307,155
EBITDA	(6,382,895)	(3,442,175)
Share-based compensation	510,356	284,633
Loss on debt extinguishment	1,523,221	-
Change in fair value of warrant liabilities	2,623,608	-
Change in fair value of derivative liabilities	-	47,400
Adjusted EBITDA	(1,725,710)	(3,110,142)

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 200 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF has made the top "Inc. 500" list for two years in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840